Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Crescent Financial Corporation and Subsidiary
Cary, North Carolina

We consent to the incorporation by reference in the registration statements (No. 333-137235 filed as of September 11, 2006; 333-136522 filed as of August 11, 2006; 333-126871 filed as of July 25, 2005; 333-108456 filed as of September 3, 2003; 333-68974 and 333-68990 both filed as of September 5, 2001) on Form S-8 and in the registration statement on Form S-3 (No. 333-157137, filed as of February 6, 2009 and amended on February 25, 2009 and February 27, 2009) of Crescent Financial Corporation and Subsidiary (the “Company”) of our report dated March 27, 2009 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2008 Annual Report on Form 10-K.

Raleigh, North Carolina
March 27, 2009